Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	7480 Flying Cloud Drive	Fax: 952-351-3009
Minneapolis, MN 55344

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Reports Strong FY10 Second-Quarter Financial Results

ATK Raises Full-Year EPS, Sales and Cash Flow Guidance

Second Quarter Fully Diluted EPS Climb 24 Percent to $2.19 as

Sales Rise 11 Percent to $1.2 Billion

Second Quarter Net Income up 18 Percent to $73 Million

Second Quarter Margins Reach 11.2 Percent

Minneapolis, November 11, 2009 – Alliant Techsystems (NYSE: ATK) today reported that fully diluted earnings per share (EPS) in the second quarter of fiscal year 2010 (FY10), which ended on October 4, 2009, rose 24 percent to $2.19, compared to $1.77(1)  in the prior-year quarter.  The results were driven by top line sales growth, improved operating margins, a reduced diluted share count, and reduced interest expense, partially offset by increased pension expense.  Based on the strength of the company’s performance through the first half of the year, ATK is raising its full-year EPS, sales and cash flow forecast.

Sales for the quarter rose 11 percent to $1.2 billion, driven by continued strength in the company’s Armament Systems and Mission Systems groups, partially offset by expected lower sales in the company’s Space Systems group.  Net income in the second quarter was up 18 percent to $73

(1) At the beginning of the company’s fiscal year on April 1, 2009, ATK retrospectively adopted FSP APB14-1 “Accounting for Convertible Debt Instruments that may be settled is cash upon conversion” (FSP 14-1) and was required to restate certain financial information for all prior periods.  The adoption resulted in an increase to non-cash interest expense of $11.718 million ($6.995 million net of tax, or $0.20 diluted EPS) for the quarter ended September 28, 2008.  All fiscal 2009 financial amounts included in this press release have been restated to reflect the adoption of FSP 14-1.

million.  Second quarter margins reached 11.2 percent.  Orders in the quarter of $1.1 billion were in line with the company’s expectations.

“ATK’s second quarter performance was strong.  We achieved double-digit sales and earnings growth, improved company-wide margins, and generated significant free cash flow,” said John Shroyer, interim CEO, Senior Vice President, and CFO.  “I am particularly pleased with the growth of our commercial businesses both in ammunition, aircraft structures and elsewhere across the company.  We are well positioned for continued strength in the second half of the year and are raising our full-year guidance.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the second quarter of fiscal year 2010, which ended on October 4, 2009 (in thousands).

Sales:

	Quarters Ended				Six Months Ended
	October 4, 2009	September 28, 2008	$ Change	% Change	October 4, 2009	September 28, 2008	$ Change	% Change

ATK Armament Systems	$553,969	$422,862	$131,107	31.0%	$1,106,384	$864,436	$241,948	28.0%
ATK Mission Systems	304,392	280,542	23,850	8.5%	596,943	557,045	39,898	7.2%
ATK Space Systems	349,603	388,547	(38,944)	(10.0)%	713,771	795,335	(81,564)	(10.3)%
Total sales	$1,207,964	$1,091,951	$116,013	10.6%	$2,417,098	$2,216,816	$200,282	9.0%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Six Months Ended
	October 4, 2009	September 28, 2008	$ Change	% Change	October 4, 2009	September 28, 2008	$ Change	% Change

ATK Armament Systems	$67,718	$42,969	$24,749	57.6%	$128,933	$87,129	$41,804	48.0%
ATK Mission Systems	32,962	35,785	(2,823)	(7.9)%	66,213	68,619	(2,406)	(3.5)%
ATK Space Systems	38,722	47,982	(9,260)	(19.3)%	79,845	84,224	(4,379)	(5.2)%
Corporate	(4,528)	(6,091)	1,563	25.7%	(8,745)	(10,995)	2,250	20.5%
Total operating profit	$134,874	$120,645	$14,229	11.8%	$266,246	$228,977	$37,269	16.3%

SEGMENT RESULTS

ATK operates three principal business groups: Armament Systems; Mission Systems; and Space Systems.

ATK ARMAMENT SYSTEMS

Sales in the second quarter of FY10 increased 31 percent to $554 million, compared to $423 million in the prior-year quarter.  Eagle Industries, which is now the Tactical Systems division, contributed $14 million of sales in the quarter.  Organic sales increased 28 percent, driven by the company’s non-standard ammunition contract for Afghan Security Forces, higher military ammunition  sales, higher sales volume in commercial ammunition across all channels (retail, law enforcement and international), and increased facility modernization funds.

Earnings before interest, taxes, and noncontrolling interest (operating profit) in the second quarter rose 58 percent to $68 million, compared to $43 million in the prior-year quarter.  The increase was driven by additional sales volume and improved profitability across Armament Systems.  Demand remained strong for ATK’s commercial ammunition brands and products.  The higher operating profit was partially offset by $11 million of non-cash charges primarily due to the early retirement of assets related to the company’s TNT production facility, and higher pension expense.

ATK MISSION SYSTEMS

Second quarter sales rose nine percent to $304 million compared to $281 million in the prior-year quarter.  The increase reflects higher sales volume in commercial and military aircraft structures, and advanced weapons programs, partially offset by lower sales of special mission aircraft.

Operating profit of $33 million was down slightly from $36 million in the prior-year quarter.  The decline was driven by additional investments made on advanced weapons programs, reduced incentive fees on a missile defense program, and higher pension expense, partially offset by higher volumes of commercial and military aircraft structures.

ATK SPACE SYSTEMS

Second quarter sales in the Space Systems group of $350 million were in line with the company’s expectations, and down 10 percent from $389 million in the prior-year quarter.  The decrease reflects the expected draw down of the Minuteman III program and the termination of the Kinetic Energy Interceptor, partially offset by higher sales in spacecraft structures and components.

Operating profit for the group was $39 million, also in-line with expectations, and down 19 percent from the prior-year quarter.  The decrease reflects the draw down of the Minuteman III program and higher pension expense.

CORPORATE AND OTHER

In the second quarter, corporate and other expenses totaled $5.0 million compared to $6.0 million recorded in the prior-year quarter.  The share count was 33.1 million, compared to 34.8 million in the prior-year quarter.

OUTLOOK

Based on the continued strong operating performance of the company, and better visibility into the remainder of the year, ATK is raising its full-year sales, EPS and free cash flow guidance.  ATK now expects full-year FY10 fully diluted EPS in a range of $8.60 - $8.75, up from previous guidance of $8.45 - $8.60.  Full-year sales are now expected to be in a range of $4.825 -$4.875 billion, up from previous expectations of $4.80 - $4.85 billion.  The company now expects to generate free cash flow of approximately $150 million, up from previous expectations of $110 - $130 million.  The free cash flow expectation includes the impact of the $150 million pension contribution made in the first quarter of FY10 (see reconciliation table for details).  The company continues to expect an average share count of approximately 33.5 million, and an effective tax rate for the year of approximately 37 percent.  Full-year pension expenses are expected to be approximately $70 million.  Capital expenditures in FY10 are anticipated to be approximately $130 million.

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

Projected Year Ending March 31, 2010

Cash provided by operating activities	~ $280,000
Capital expenditures	~(130,000)
Free cash flow	~ $150,000	*

*                 Includes the impact of the $150 million pension contribution made in the first quarter of FY10

ATK is a premier aerospace and defense company with more than 18,000 employees in 22 states, Puerto Rico and internationally, and revenues in excess of $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the Ares I and Ares V programs for NASA; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	QUARTERS ENDED		SIX MONTHS ENDED
(In thousands except per share data)	October 4, 2009	September 28, 2008 (1)	October 4, 2009	September 28, 2008 (1)

Sales	$1,207,964	$1,091,951	$2,417,098	$2,216,816
Cost of sales	962,262	851,720	1,911,551	1,757,313
Gross profit	245,702	240,231	505,547	459,503
Operating expenses:
Research and development	15,886	25,419	31,264	47,140
Selling	45,202	39,121	90,296	77,808
General and administrative	49,740	55,046	117,741	105,578
Income before interest, income taxes, and noncontrolling interest	134,874	120,645	266,246	228,977
Interest expense	(19,361)	(22,727)	(40,296)	(45,277)
Interest income	124	232	210	599
Income before income taxes and noncontrolling interest	115,637	98,150	226,160	184,299
Income tax provision	43,020	36,672	84,060	68,339
Net income	72,617	61,478	142,100	115,960
Less net income attributable to noncontrolling interest	107	16	159	106
Net income attributable to Alliant Techsystems Inc.	$72,510	$61,462	$141,941	$115,854

Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.21	$1.87	$4.33	$3.53
Diluted	$2.19	$1.77	$4.28	$3.31

Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Average number of common shares	32,829	32,819	32,793	32,823
Average number of common and dilutive shares	33,139	34,796	33,151	34,994

(1) Restated due to the adoption of new accounting standards

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands except share data)	October 4, 2009	March 31, 2009 (1)
Assets
Current assets:
Cash and cash equivalents	$224,979	$336,700
Net receivables	932,860	899,543
Net inventories	192,893	238,600
Income tax receivable	10,966	34,835
Deferred income tax assets	47,583	29,223
Other current assets	52,487	39,843
Total current assets	1,461,768	1,578,744
Net property, plant, and equipment	529,583	540,041
Goodwill	1,190,984	1,195,986
Deferred income tax assets	35,796	69,582
Deferred charges and other non-current assets	266,804	192,992
Total assets	$3,484,935	$3,577,345
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$13,750	$289,859
Accounts payable	165,009	294,971
Contract advances and allowances	95,955	86,080
Accrued compensation	119,127	168,059
Other accrued liabilities	193,080	166,341
Total current liabilities	586,921	1,005,310
Long-term debt	1,378,520	1,097,744
Postretirement and postemployment benefits liabilities	118,698	121,689
Accrued pension liability	421,292	552,671
Other long-term liabilities	127,013	125,362
Total liabilities	2,632,444	2,902,776
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 32,927,959 shares at October 4, 2009 and 32,783,496 at March 31, 2009	329	328
Additional paid-in-capital	577,786	574,674
Retained earnings	1,562,403	1,420,462
Accumulated other comprehensive loss	(629,767)	(651,652)
Common stock in treasury, at cost, 8,627,489 shares held at October 4, 2009 and 8,771,565 at March 31, 2009	(667,017)	(677,841)
Total Alliant Techsystems Inc. stockholders’ equity	843,734	665,971
Noncontrolling interest	8,757	8,598
Total equity	852,491	674,569
Total liabilities and equity	$3,484,935	$3,577,345

(1) Restated due to the adoption of new accounting standards

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	SIX MONTHS ENDED
(In thousands)	October 4, 2009	September 28, 2008 (1)
Operating activities
Net income	$142,100	$115,960
Adjustments to net income to arrive at cash (used for) provided by operating activities:
Depreciation	49,571	38,148
Amortization of intangible assets	2,479	2,808
Amortization of debt discount	11,708	11,718
Amortization of deferred financing costs	1,419	1,438
Asset impairment	11,405	3,753
Deferred income taxes	1,365	(18)
Gain on disposal of property	(483)	(3,439)
Share-based plans expense	8,580	9,718
Excess tax benefits from share-based plans	(981)	(3,151)
Changes in assets and liabilities:
Net receivables	(33,317)	(147,178)
Net inventories	45,707	2,934
Accounts payable	(113,315)	(10,063)
Contract advances and allowances	9,875	(6,036)
Accrued compensation	(54,405)	(32,606)
Accrued income taxes	33,260	(17,003)
Pension and other postretirement benefits	(124,960)	13,435
Other assets and liabilities	(37,442)	51,168
Cash (used for) provided by operating activities	(47,434)	31,586
Investing activities
Capital expenditures	(67,147)	(59,000)
Acquisition of business, net	5,002	(7,511)
Proceeds from the disposition of property, plant, and equipment	1,267	321
Cash used for investing activities	(60,878)	(66,190)
Financing activities
Payments made on bank debt	(7,041)	—
Payments made for debt issue costs	—	(5)
Net purchase of treasury shares	—	(31,616)
Proceeds from employee stock compensation plans	2,651	6,454
Excess tax benefits from share-based plans	981	3,151
Cash used for financing activities	(3,409)	(22,016)
Decrease in cash and cash equivalents	(111,721)	(56,620)
Cash and cash equivalents - beginning of period	336,700	119,773
Cash and cash equivalents - end of period	$224,979	$63,153

(1) Restated due to the adoption of new accounting standards